Exhibit 11
CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 3 to Registration Statement No. 33-53151 of Prudential Europe Growth Fund, Inc. of our report dated June 13, 1995, appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is incorporated by reference in such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
March 7, 1996